EXHIBIT 4.1

NOTE PURCHASE, PAYING AND CONVERSION AGENCY AGREEMENT

NORSAT INTERNATIONAL INC.

BURNABY, B.C., Canada

USD 2’000’000.—
8% Convertible Notes of 2002 due March 31, 2007

March 28, 2002

TABLE OF CONTENTS

DEFINITIONS

I.	SUBJECT	2
II.	ANNEXES	3
III.	SALES RESTRICTIONS	3
IV.	COMMISSION AND EXPENSES	3
V.	WARRANTIES	4
VI.	PAYMENT TO THE COMPANY	7
VII.	CONDITIONS TO THE OBLIGATIONS OF BANCA DEL GOTTARDO	7
VIII.	INFORMATION MEMORANDUM	8
IX.	PRINTING OF THE NOTES	8
X.	SERVICING OF THE NOTES	9
XI.	CANCELLATION OF NOTES AND COUPONS	11
XII.	COVENANTS	11
XIII.	RIGHT OF TERMINATION	12
XIV.	COMMUNICATIONS	13
XV.	APPLICABLE LAW AND JURISDICTION	13
XVI.	EFFECTIVENESS	13
XVII.	CURRENCY INDEMNITY	14
XVIII.	ENTIRE AGREEMENT	14
XIX.	AMENDMENT, CANCELLATION AND WAIVER	15

ANNEX A	TERMS OF THE NOTES	16
ANNEX B	PERMANENT GLOBAL NOTE	26

NOTE PURCHASE, PAYING AND CONVERSION AGENCY AGREEMENT

entered into effective as of March 28, 2002

between

NORSAT INTERNATIONAL INC.
being a corporation existing under the laws of the Province of British
Columbia, Canada, whose head office is situated at 300-4401 Still Creek Drive,
Burnaby, B.C. V5C 6G9.,

(hereinafter called the “Company” or the “Issuer”)

      on the one part

and

BANCA DEL GOTTARDO
being a corporation duly organized with limited liability and existing under the laws of Switzerland, whose registered office is situated at Viale Stefano
Franscini 8, 6901 Lugano, Switzerland,

      on the other part

Some Definitions

The Company’s 8% Unsecured Convertible Debentures of 2002 due March 31, 2007, are referred to herein as the “Notes”.

Until the Notes have been printed in definitive form, if printed, pursuant to Article IX hereof, the expression “Notes” herein shall include entitlements under the Permanent Global Note, and the expressions “Noteholder(s)” and “Couponholder(s)”, mutatis mutandis, shall mean and include persons and entities entitled to the benefits under the Permanent Global Note. Each Noteholder possesses a co-ownership in the Permanent Global Note in relation to the principal amount of Notes of which he is an owner. “Permanent Global Note” means a global note for the total principal amount of U.S. Dollars (“USD”) 2’000’000. The Permanent Global Note may be replaced by Notes issued in bearer form and representing 200 single Notes each in the amount of USD 10’000 and representing the aforementioned total principal amount. The Permanent Global Note will be destroyed by Banca del Gottardo when the Notes are printed, if printed. Banca del Gottardo shall promptly after destruction provide to the Company a written certificate that the Permanent Global Note has been destroyed.

I.	SUBJECT

Subject to the terms and conditions hereof

-	the Company, pursuant to authorization by its Board of Directors, agrees to issue and sell to Banca del Gottardo USD 2’000’000.— Notes at a price of 100% of their principal amount and

-	Banca del Gottardo agrees not later than March 28, 2002

(1)	to purchase (i.e. underwrite) on a firm basis for USD 2’000’000.— Notes at a price of 100% of their principal amount, and

(2)	to offer the Notes in a placement exclusively to its clients and other financial institutions at a price of 100% of their principal amount,

with a total principal amount of	USD 2’000’000.— (United States Dollars two million)

maturing on	March 31, 2007

bearing interest at the rate of	8% per annum, payable semi-annually in arrears each on September 28 and March 28, commencing September 28, 2002 until maturity.

The last coupon will be payable on March 31, 2007 and it will include the interests maturing from September 28, 2006 until March 31, 2007.

The aggregate amount for which Notes are sold are hereinafter referred to as the “Proceeds”.

The Net Proceeds of the Notes will be utilized by the Company for the financing of working capital and general corporate purposes.

Banca del Gottardo shall not have any responsibility for or be obliged to concern itself with the application of the net Proceeds of the Notes.

II.	ANNEXES

The contents of each of the Annexes attached hereto, i.e.

Annex A: Annex B:	Terms of the Notes Form of Permanent Global Note

shall constitute an integral part of this Agreement.

III.	SALES RESTRICTIONS

No action has been or will be taken by the Issuer that would permit a public offering of the Notes or possession or distribution of any offering material in relation to the Notes in any jurisdiction where action for that purpose is required. No distribution of any offering material relating to the Notes may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on the Issuer.

The Notes to be issued pursuant to this Agreement have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), and may not be offered, sold or delivered, directly or indirectly, in the United States or to, or for the account of, any U.S. person except in transactions exempt from the registration requirements of the Securities Act.

The Notes have not been and will not be qualified for sale under the securities laws of Canada or any province of territory thereof. The Notes will not be offered or sold directly or indirectly in Canada or to persons established or residing, or having their usual residence in Canada in contravention of the securities laws of Canada or any province or territory thereof. The present agreement or any other offering material relating to the Notes will not be distributed or delivered in Canada in contravention of the securities laws of Canada.

IV.	COMMISSION AND EXPENSES

a)	The Company will pay on March 28, 2002 Lugano time (the “Closing Date”) to Banca del Gottardo

(1)	a managing and underwriting commission of 5 % calculated on the principal amount of the Notes.

The payment by the Company of (1) above will be made by deduction from the payment by Banca del Gottardo to the Company of the Proceeds, resulting in the Net Proceeds as per Article VI.

b)	The Company shall further bear when ascertainable and due

-	all present or future taxes, duties or other charges levied by or within the Province of British Columbia, Canada in connection with the execution and delivery of this Agreement, the Permanent Global Note (excluding tax on interest or principal on the Notes which is addressed in Annex A); and

(c)	The Company will reimburse Banca del Gottardo on first demand for all reasonable bank charges, reasonable legal fees and other reasonable costs and expenses incurred or to be incurred by Banca del Gottardo in case of or in connection with reorganization, merger, restructuring or default, actual or threatened, of the Company as well as in connection with the convening of a Noteholders’ meeting and the preservation and enforcement of any of the rights under this Agreement, the Permanent Global Note or the Notes.

(d)	Banca del Gottardo shall bear

-	all costs and expenses in connection with the initial offering and placement of the Notes incurred by it.

Banca del Gottardo shall further bear

-	the cost for the printing and delivery to the holders of the definitive Notes, if printed, incurred by Banca del Gottardo on behalf of the Company.

-	all costs incurred by it in connection with the offering, including the printing in Switzerland of the Information Memorandum relating to the Notes.

V.	WARRANTIES

A)	The Company warrants to and for the benefit of Banca del Gottardo that:

1.	Status: it is a corporation duly incorporated and existing in good standing under the laws of the Province of British Columbia, Canada, capable of suing and being sued and has the power and authority to own its assets and to conduct the business which it presently conducts;

2.	Powers: it has the power to enter into, exercise its rights and perform and comply with its obligations under this Agreement;

3.	Authorization and Consents:, except for the filing of documentation within ten (10) days following the Closing Date with the British Columbia Securities Commission and the Toronto Stock Exchange, all actions, conditions and things required by the laws of the Province of British Columbia and Canada have been taken, fulfilled and done (including the obtaining of any necessary consents) in order

a)	to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement; and

b)	to ensure that those obligations are legally binding and enforceable in accordance with their terms subject to general equity principles, to applicable bankruptcy, insolvency, conservatorship, reorganization and other similar debtor relief laws, and to other laws establishing liens and priorities or otherwise relating to or affecting creditors-rights;

4.	Non-Violation of Laws, etc: its entry into, and exercise of its rights and/or performance of or compliance with its obligations under this Agreement, the terms of the Permanent Global Note and the Notes do not and will not violate in any material way

a)	any law to which it is subject; or

b)	its Certificate and Articles of Incorporation; or

c)	except for matters for which the Company has received a waiver, any agreement to which it is a party or which is binding on it or its assets, and does not and will not result in the existence of, or obligate it to increase, any security interest in those assets, except to the extent that such violations in the aggregate would not have a material adverse effect on the financial conditions of the Company;

5.	Obligations Binding: its obligations under this Agreement, the Permanent Global Note and the Notes when duly executed are valid, binding and enforceable in accordance with their terms subject to general equity principles, to applicable bankruptcy, insolvency, conservatorship, reorganization and other similar debtor relief laws, and to other laws establishing liens and priorities or otherwise relating to or affecting creditors’ rights;

6.	Information Memorandum: the information pertaining to the Company and its subsidiaries which may be contained in the Information Memorandum (defined in Article VIII) will be accurate in all material respects and there will be no other facts the omission of which makes any statement therein materially misleading;

7.	Accounts: the audited and unaudited consolidated financial statements filed with the B.C. and Ontario Securities Commissions present fairly the results and financial condition of the Company as a whole for the periods and as of the dates thereof, and are in accordance with generally accepted accounting principles in the Province of British Columbia and Canada;

8.	No Material Adverse Change: save as disclosed in the Company’s filings with the British Columbia and Ontario Securities Commissions, there has been no material adverse change in the consolidated financial condition of the Company since December 31, 2001;

9.	Litigation: except as disclosed herein, no litigation, arbitration or administrative proceedings or judgment or award is current or, so far as the Company is aware, threatened or pending that could result in a material adverse financial change to the Company;

a)	to restrain the entry into, exercise of its rights under and/or performance or enforcement of or compliance with its obligations under this Agreement; or

b)	which either individually or collectively are material in the context of the issue and sale of the Notes or the making and performance of this Agreement;

10.	No Breach or Default: no event described in Sections 8, 9 or 10 of the Terms of the Notes has occurred and is continuing. The Company is not in breach or in default under any agreement to an extent or in a manner which has had or could have a material adverse effect on the financial condition of the Company and its consolidated affiliates taken as a whole.

(B)	Since the commitment of Banca del Gottardo to purchase the Notes is made on the basis of the aforesaid representations and warranties, the Company hereby undertakes with Banca del Gottardo that it will hold Banca del Gottardo harmless against all losses, liabilities, costs, charges and expenses which it may incur as a Noteholder as a result of or in relation to any material misrepresentation or any material breach of said representations and warranties by the Company, and as long as any of the Notes are outstanding Banca del Gottardo shall be given prompt notice by the Company of any claim, action or proceeding which might in the Company’s good faith judgment give rise to an obligation under this clause (B) of Article V. This indemnification by the Company shall be in addition to any other remedy available to Banca del Gottardo under applicable law.

VI.	PAYMENT TO THE COMPANY

On the Closing Date, Banca del Gottardo will pay to the Company the net proceeds (the “Net Proceeds”) amounting to the Issue price of 100% (U.S.$2,000,000) less the commission of 5% of the total amount against the Permanent Global Note being delivered to Banca del Gottardo pursuant to Article VII.

VII.	CONDITIONS TO THE OBLIGATIONS OF BANCA DEL GOTTARDO

Banca del Gottardo shall have received from the Company at the latest on March 28, 2002 the following documents:

(1)	a copy of the Certificate of Incorporation, together with all amendments thereto, of the Company certified by the Secretary or the Assistant Secretary of the Company and a copy of a Certificate of Status from the Registrar of Companies in the Province of British Columbia as to the good standing of the Company, each dated as of a recent date;

(2)	a certified copy of a resolution or resolutions duly adopted by the Board of Directors of the Company signed by a duly authorized officer of the Company, conferring the necessary authority upon the person(s) signing this Agreement, the Information Memorandum, the Permanent Global Note, the Notes and any related documents; and a certificate of the Secretary, or Assistant Secretary of the Company as to the incumbency and signatures of the officer(s) of the Company signing the documents provided for in this clause (2) on behalf of the Company and the approval of this Agreement and the Information Memorandum;

(3)	Permanent Global Note (in the form of Annex B, without interest coupons and without reproduction of the Terms of the Notes) duly issued and signed by an authorized officer of the Company to be held in escrow by Banca del Gottardo pending payment of the Net Proceeds pursuant to Article VI;

(4)	Certificate of No Material Adverse Change dated as of the Closing Date and signed by an authorized officer of the Company;

(5)	a legal opinion of external counsel to the Company on the laws of the Province of British Columbia, dated as of the Closing Date; and

(6)	a certificate of two officers of the Company approving the terms of the Notes and the issue and sale thereof by the Company.

Each of documents 4, 5, and 6 shall be substantially as agreed by the Company and Banca del Gottardo prior to the Closing Date.

VIII.	INFORMATION MEMORANDUM

If requested by Banca del Gottardo, the Company will supply Banca del Gottardo on behalf of the holders of the Notes in due time with such reasonable and publicly available information and documentation as may be requested by Banca del Gottardo including the Company’s annual and quarterly financial information, its annual report, and the term sheet respecting the notes for the preparation by Banca del Gottardo of the Information Memorandum (the “Information Memorandum”) relating to the Issue, in compliance with Swiss law.

The Information Memorandum shall be reviewed by the Company and Banca del Gottardo.

IX.	PRINTING OF THE NOTES

The Notes and Coupons and all rights and obligations in connection therewith are documented solely in form of a Permanent Global Note as per Annex B hereto. Each Noteholder of a Note or Coupon therefore retains a co-ownership in the Permanent Global Note to the extent of his claim against the Company. Content and form of the Permanent Global Note must be in accordance with the regulations of SIS SEGAINTERSETTLE AG (the “SEGA”). Except as provided in item c) below, no printing and delivery of definitive Notes or Coupons will occur.

a)	Publicity: All documents and publications established in connection with the issue of the Notes (i.e. the Information Memorandum, advertisements, if any, as well as possible additional publications) must explicitly and prominently state that the Notes are represented by way of a Permanent Global Note and that investors are not entitled to receive definitive Notes or Coupons.

b)	Custodianship: Banca del Gottardo undertakes to hold in custody the Permanent Global Note, which it has received duly signed in accordance with Article VII item 3) above, after payment of the Net Proceeds to the Company. The Permanent Global Note remains in safekeeping with Banca del Gottardo during the entire duration of the issue and until the complete redemption of the Notes.

c)	Arrangements for printing of the definitive Notes and Coupons: The Company irrevocably authorizes Banca del Gottardo to arrange for the printing of the definitive Notes with Coupons attached, in the name of and at the expense of the Company, should Banca del Gottardo deem such printing to be necessary or useful, or if the presentation of definitive Notes and Coupons is required by Swiss or foreign laws and regulations in connection with the enforcement of rights (e.g. in cases of bankruptcy, consolidation or reorganisation of the Issuer).

Should the definitive Notes and Coupons be printed, Banca del Gottardo will then exchange the Permanent Global Note against the definitive Notes and Coupons and thereupon cancel and return the Permanent Global Note to the Company.

Notes and/or Coupons which are mutilated, lost or destroyed may be replaced by Banca del Gottardo in accordance with the respective provisions of the Terms of the Notes.

X.	SERVICING OF THE NOTES

(1)	Transfer of funds

The Company will effect transfer of the funds in freely disposable U.S. Dollars required to make any payment of principal or interest on the Notes, including the commissions referred to in paragraph (2) hereafter, to Banca del Gottardo, Lugano, as Paying Agent, for value the respective due date provided that, if such due date does not fall on a Business Day, the Company shall be obliged to effect transfer of such payments for value the Business Day immediately preceding such due date. Any transfer risk shall be borne by the Company.

“Business Day” means a day on which commercial banks are open for domestic business and foreign exchange in Lugano and Vancouver, Canada.

Banca del Gottardo will supply the Company, by facsimile or otherwise in writing received by the Company not less than five Business Days prior to each due date for any payment under the Notes, with any necessary information including reference numbers and the name of a contact person for the receipt of funds. Further information regarding the transfer may be obtained by Banca del Gottardo from the Company at the address set out in Article XIV below.

Banca del Gottardo shall credit the funds received to separate non-interest bearing accounts with Banca del Gottardo for each Coupon due date and/or redemption date. The receipt by Banca del Gottardo of the due and punctual payment of the funds in Lugano shall release the Company of its obligations under the Permanent Global Note or under the Notes for the interest and principal, to the extent of such payment.

The risk of any exchange loss on the transfer of funds so held by Banca del Gottardo from Banca del Gottardo to the Company shall be borne by the Company, provided the transfer is made by order of, or with the consent of, the Company.

(2)	Modalities

Any transfer by the Company as per (1) and (2) above, shall be made in U.S. Dollars freely disposable, without any restrictions, and whatever the circumstances may be, irrespective of the nationality or domicile of the holder of Notes and/or Coupons, and without requiring any affidavit, or the fulfilment of any other formality.

(3)	Paying Agency

The Company hereby appoints Banca del Gottardo as sole Paying Agent (the “Paying Agent”) and Banca del Gottardo agrees to pay to the Noteholders all amounts to become due under the Notes.

The Company undertakes, in connection with the Issue, not to appoint any institutions as paying agent without the consent of Banca del Gottardo, which consent shall not be unreasonably withheld and not to pay to other banks any commission or remuneration for the payment of interest or principal on the Notes.

XI.	CANCELLATION OF NOTES AND COUPONS

The Company requests and authorizes Banca del Gottardo and Banca del Gottardo undertakes to cancel and destroy all Coupons (if printed) paid and Notes (if printed) redeemed, converted or replaced, after the period prescribed by law, and to certify to the Company in writing the serial numbers of Notes destroyed, the dates when such destruction took place and the names of the persons witnessing such destruction.

Banca del Gottardo reserves the right to record cashed Coupons as well as redeemed, repaid, converted or replaced Notes on video tape or other data carriers and to store them in this way instead of keeping them physically during the period prescribed by law and to destroy them subsequently. This reproduction of Coupons and/or Notes will remain in safekeeping at Banca del Gottardo during the statutory limitation.

XII.	COVENANTS

As long as any of the Notes remain outstanding, the Company undertakes:

(1)	To provide Banca del Gottardo forthwith upon becoming aware thereof with

-	any change of its Certificate of Incorporation or Articles, and without waiting for Banca del Gottardo to take any of the actions mentioned in Section 8, 9 or 10 of the Terms of the Notes,

-	a notice in writing of any event provided for in Section 8, 9 or 10 of the Terms of the Notes.

(2)	To hold meetings of the Board of Directors on at least a quarterly basis, i.e. at least one meeting each quarter.

(3)	To provide Banca del Gottardo with quarterly financial statements of the Company by no later than the 60th day of the month following the quarter covered by such statements. Such statements shall provide Banca del Gottardo with a summary of all of the Company’s operations, in addition to a brief summary of how the Net Proceeds of this issue have been used by Company.

(4)	(a)	So long as any Notes are outstanding, to keep available authorized shares of Common Stock sufficient to permit all Notes outstanding and unconverted to be converted in accordance with the Provisions;

(b)	to assure that all shares of Common Stock delivered upon conversion of Notes will be validly issued as fully-paid and non-assessable;

XIII.	RIGHT OF TERMINATION

Notwithstanding anything contained in this Agreement, Banca del Gottardo may by notice, setting forth in detail the basis for Banca del Gottardo’s reasonable opinion giving rise to such notice, to the Company terminate this Agreement at any time before the time on the Closing Date when payment would otherwise be due under this Agreement to the Company in respect of the Notes if:

(1)	in the reasonable opinion of Banca del Gottardo, circumstances shall be such as:

a)	to prevent or to a material extent restrict payment for the Notes in the manner contemplated in this Agreement; or

b)	to a material extent prevent or restrict settlement of transactions in the Notes in the market or otherwise; or

(2)	in the reasonable opinion of Banca del Gottardo, there shall have been:

a)	any change in national or international political, legal, tax or regulatory conditions; or

b)	any calamity or emergency

which has in the view of Banca del Gottardo caused a substantial deterioration in the price and/or value of the Notes.

Any such termination of this Agreement shall be without liability on the part of Banca del Gottardo or on the part of the Company.

Upon any such termination of this Agreement pursuant to Article XIII (1), the parties hereto shall (except for the liability of the Company in relation to expenses as provided in Article IV (a) (2) hereof and except for any liability arising before or in relation to such termination) be released and discharged from their respective obligations under this Agreement.

XIV.	COMMUNICATIONS

All communications among Banca del Gottardo and the Company regarding this Agreement shall be made in the English language, by facsimile, followed by registered letter, and shall be transmitted

by the Company to:	by Banca del Gottardo to:

Banca del Gottardo Viale Stefano Franscini 8 6901 Lugano, Switzerland	Norsat International Inc. Suite 300, 4401 Still Creek Drive Burnaby, British Columbia V5C 6G9

Attn:Marco Camozzi	Attn:Troy Bullock

Facsimile:0114191 808 18 43	Facsimile:(604) 292.9011

XV.	APPLICABLE LAW AND JURISDICTION

The Terms of this Agreement shall be governed by Swiss law, save and except that paragraph 7 of the Terms of the Notes shall be governed by the laws of the Province of British Columbia.

Any dispute which might arise between Banca del Gottardo on the one hand and the Company on the other hand regarding this Agreement shall fall within the jurisdiction of the ordinary Courts of Justice of the Canton of Ticino, the place of jurisdiction being Lugano, with the right of appeal to the Swiss Federal Court of Justice in Lausanne where the law permits.

Solely for purposes of the preceding paragraph and for the purpose of execution of a judgment in Switzerland, the Company elects legal and special domicile at Banca del Gottardo’s office in Lugano, and Banca del Gottardo shall send to the Company as soon as possible any documents received by it in this connection.

Banca del Gottardo shall also be at liberty to enforce its rights and to take legal action before the competent courts of the Province of British Columbia and Canada, in which case Swiss law, save and except that paragraph 8 of the Terms of the Notes shall be governed by the laws of the Province of British Columbia and the applicable laws of Canada, shall be applicable with respect to the construction and interpretation of this Agreement.

XVI.	EFFECTIVENESS

The effectiveness of this Agreement is subject to:

(a)	the receipt by Banca del Gottardo of all documents as requested in Article VII of this Agreement, in a form reasonably acceptable to Banca del Gottardo,

(b)	no exercise of the Right of Termination as per Article XIII.

XVII.	CURRENCY INDEMNITY

If any sum due from the Company in favour of the Paying Agent has to be converted from U.S. Dollars (the “first currency”) into another currency (the “second currency”) for the purpose of (i) making or filing a claim or proof against the Company, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation hereto, the Company shall indemnify and hold harmless Banca del Gottardo from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which Banca del Gottardo may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to them in the second currency in satisfaction in whole or in part of any such order, judgment, claim or proof.

This indemnity shall constitute a separate and independent obligation from the other obligations contained herein, shall give rise to a separate and independent cause of action and shall apply, irrespective of any waiver granted by Banca del Gottardo from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due hereunder or under any such judgment or order. Any such loss or damage aforesaid shall be deemed to constitute a loss suffered by Banca del Gottardo and no further proof or evidence of any actual loss shall be required by the Company.

XVIII.	ENTIRE AGREEMENT

This Agreement together with the Annexes hereto and other agreements and documents delivered pursuant hereto set forth the entire agreement and understanding of the parties in respect of the subject matter hereof and thereof and supersede all prior or contemporaneous agreements, arrangements and understandings relating to the subject matter hereof and thereof.

XIX.	AMENDMENT, CANCELLATION AND WAIVER

This Agreement and the Annexes hereto may be amended, modified, superseded or cancelled, and any of the terms hereof or thereof may be waived, only by a written instrument executed by the Company and Banca del Gottardo hereto or thereto, as the case may be, or, in the case of a waiver, by the party or parties waiving compliance. The failure of any party at any time or times to require performance of any provision hereof or of any Annex hereto shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term contained in this Agreement or in any Annex hereto, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such breach or the breach of any other term of this Agreement or of the Annexes hereto.

THUS DONE AND SIGNED in 2 originals, of which one is for the Company,

in Lugano and Burnaby effective as of March 28, 2002

NORSAT INTERNATIONAL INC.

By:

BANCA DEL GOTTARDO

By:

ANNEX A

TERMS OF THE “CONVERTIBLE NOTES” OF THE COMPANY

(1)	Form and Denomination

The Notes are issuable in bearer form in the denominations of USD 10’000.— nominal amount each, with interest coupons (the “Coupons”) attached. The Notes will be represented solely by a permanent Global Note (the “Permanent Global Note”), without interest coupons, to be deposited by the Company with Banca del Gottardo on the Payment Date. Each holder of a Note or Coupon, retains a co-ownership in the Permanent Global Note to the extent of his claim against the Company. Except as provided below, no printing of Notes and Coupons will occur. Holders of Notes and Coupons, therefore, do not have the right to request the printing and delivery of individual Notes and Coupons. The Notes are issued in the initial aggregate principal amount of two million United States Dollars (USD 2’000’000.—).

The Permanent Global Note will remain in safekeeping with Banca del Gottardo during the entire duration of the issue and until the complete redemption of the Notes.

Should the definitive Notes and Coupons be printed, the Notes shall be evidenced by bearer Notes with Coupons attached in the denomination of USD 10’000.— nominal and multiples thereof.

Should Banca del Gottardo deem the printing of the Notes with Coupons attached to be necessary or useful, or if the presentation of definitive Notes and Coupons is required by Swiss or foreign laws in connection with the enforcement of rights (e.g. in cases of bankruptcy, consolidation or reorganization of the Company), Banca del Gottardo will provide for such printing without cost for the holders of the Notes and Coupons. Should the definitive Notes and Coupons be printed, Banca del Gottardo will then exchange the Permanent Global Note (deposited as above provided) as soon as possible against the definitive Notes and Coupons. The Company has irrevocably authorized Banca del Gottardo to provide for the printing of the definitive Notes and Coupons on its behalf.

The Permanent Global Note may be exchanged, as a whole or in part, for appropriate definitive Notes, if printed, in bearer form in denominations of USD 10’000.— with the Coupons attached.. Until such time as and if and when the definitive Notes and Coupons have been issued, the expressions “Notes” and “Coupons” mean and include co-ownership under the Permanent Global Note and the expressions “holder of Note” and “holder of Coupon” shall mean and include any person entitled to co-ownership and any further benefit under the Permanent Global Note.

(2)	Interest

The Notes bear interest from the Payment Date at the rate of 8% per annum, payable semi-annually in arrears on March 28 and September 28 of each year until maturity (the “Coupon Due Dates”), the first time on September 28, 2002. Such interest is payable in U.S. Dollars. Each Note will cease to bear interest on the date on which they become due for redemption or repayment unless payment of principal and/or premium (if any) is improperly withheld or refused or default is otherwise made in respect of such payment. In such event, interest will continue to accrue (as well after as before any judgment) up to but excluding the date on which payment in full of the principal of such Note is made or (if earlier) the date on which, payment in full of the principal thereof having been received by Banca del Gottardo, notice to that effect shall have been given to the holders of the Notes. Interest is computed on the basis of a 360-day year of twelve 30-day months.

(3)	Repayment

The Company undertakes to repay the principal amount of the Notes, unless previously redeemed or converted under paragraph 8 herein, without any previous notice on March 31, 2007.

(4)	Payments

Payments with respect to the Notes and Coupons shall be made in U.S. Dollars against presentation and surrender of such Notes or Coupons in the manner specified below. Such payments shall be made without cost to the Noteholders, without any limitations and under all circumstances notwithstanding any transfer restrictions, regardless of any bilateral or multilateral payment or clearing agreement in existence between Canada and the Swiss Confederation, irrespective of the nationality, residence or domicile of any of the Noteholders and without requiring any affidavit or the fulfillment of any formalities. The funds required for the payment of principal and interest shall be made available to Banca del Gottardo in Switzerland as Paying Agent by the Company prior to each Coupon Due Date. The receipt of the funds by Banca del Gottardo in Switzerland shall release the Company from its obligations in respect of the payments due on the respective dates for principal and interest.

Banca del Gottardo will arrange for payment of such funds as and when due to the holders of Notes and Coupons. Notes and coupons may be presented for payment at the principal amount printed on the Notes and the amount of interest printed on the Coupons only at the offices in Switzerland of Banca del Gottardo. No payment on the Notes or Coupons will be made by transfer to an account in, or by mailing to an address in Canada.

(5)	Tax Status

All payments of principal and interest on the Notes and Coupons by the Company shall be made without deduction for or on account of any present or future tax, assessment or other governmental charge (“Taxes”) imposed upon such payment by Canada or any political subdivision or taxing authority thereof or therein. If the Company shall at any time be required by law to withhold any such Taxes, the Company will pay as additional amounts to Banca del Gottardo for the account of the holders of Notes and Coupons, such amounts as may be necessary so that every net payment on each Note or Coupon, after withholding for or on account of any such Taxes (including any backup withholding tax or similar charge that may be required in order for such payment to be made without any certification or disclosure of the nationality, residence or identity of the beneficial owner of such Note or Coupon) will not be less than the amount provided in such Note or Coupon to be then due or payable.

If, as the result of any change in, enactment of, or amendment to any laws or regulations of the Province of British Columbia and Canada or any political subdivision or taxing authorities thereof affecting taxation, or any change in the official application of such laws or regulations, or any change in, execution of or amendment to any treaty or treaties affecting taxation to which the Province of British Columbia and Canada is a party, it is determined by the Company that it would be required at any time to pay additional amounts pursuant to the preceding paragraph, the Company is entitled to redeem the Notes, as a whole but not in part, on giving not more than 60 days’ but not less than 30 days’ prior notice to Banca del Gottardo, on or after September 28, 2002 at par.

Notice of redemption shall be given by the Company in writing to Banca del Gottardo and such notice so given shall constitute good and sufficient notice and shall be binding upon all holders of the Notes, regardless of who they may be or where they may be located.

Banca del Gottardo shall as soon as practicable notify the Noteholders of such redemption in accordance with Section 10 hereof.

The Company has been advised by Banca del Gottardo that pursuant to the Swiss federal laws at present in force, interest payments on the Notes are not subject to Swiss withholding tax.

(6)	Authorizations

The Company has confirmed to Banca del Gottardo that no authorizations or approvals are required under the laws of the Province of British Columbia and Canada for the performance of its obligations hereunder, except for the filings that are required to be made by the Company within ten days of the Closing Date with the British Columbia Securities Commission and the Toronto Stock Exchange.

(7)	Status of the Notes and Negative Pledge

The Notes constitute unsecured direct obligations of the Company, ranking equally with other unsecured and unsubordinated indebtedness for borrowed money of the Company.

(8)	Conversion

The Notes may at any time prior to their redemption be converted into Shares of Common Stock (being the equivalent of USD 10’000.— divided by USD 1.70 (“Conversion Price”), the initial conversion price per Share, (the “Conversion Amount”)

The holder of 1 Note or more will be entitled at any time up to the close of business on March 20, 2007, subject to prior redemption, to convert the Notes, at the Conversion Amount thereof, into initially 5’882 shares of Common Stock of the Company. No payment or adjustment will be made on conversion of any Note for interest accrued thereon or dividends on any Common Stock issued, except that accrued interest will be paid on the conversion of any Note which has been called for redemption prior to the conversion date. The Company is not required to issue fractional shares of Common Stock upon conversion of Notes and, in lieu thereof, will pay a cash adjustment based upon the market price of the Common Stock on the last trading day prior to the date of conversion. In the case of Notes called for redemption, conversion rights will expire at the close of business on the fifth business day prior to the redemption date. Notes may be presented for conversion only to the Head office of Banca del Gottardo in Lugano and Banca del Gottardo will deliver Common Stock or other consideration received upon conversion.

The Conversion Price is subject to adjustment in the following events occurring after March 28, 2002:

-	the issuance of stock of the Company as a dividend or distribution on the Common Stock;

-	subdivisions of outstanding shares of the Common Stock into a greater number of shares;

-	consolidations of outstanding shares of Common Stock into a smaller number of shares;

-	reclassification of the Common Stock into other shares of the Company’s capital stock;

-	issuance to all holders of Common Stock of certain rights entitling them to subscribe for Common Stock at a price per share less than the current market price but not for shares issuable under the Company’s stock option and stock purchase plans; and

-	the distribution to all holders of Common Stock of debt securities or assets of the Company or rights to purchase assets or debt securities of the Company (excluding cash dividends or distributions from retained earnings).

No adjustment in the Conversion Price will be made unless such adjustment would require an increase or decrease of at least one Share in the Conversion Price then in effect; but any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. No adjustment need be made for rights to purchase Common Stock pursuant to a Company dividend or interest reinvestment plan. If the Company consolidates or merges into or transfers or leases all or substantially all of its assets to any person, or is a party to a merger that reclassifies or changes its outstanding Common Stock, the Notes will become convertible into the kind and amount of securities, cash or other assets which the Holders would have owned immediately after the transaction if the holders had converted the Notes immediately before the effective date of the transaction.

The Company hereby appoints Banca del Gottardo, acting through its specified office in Switzerland, as sole Conversion Agent (the “Conversion Agent”) for the conversion of Notes or coupons into Shares (the “Conversion Provisions”)

The appointment of the Conversion Agent hereunder shall continue in effect until the conversion right in respect of the Convertible Notes shall have terminated. So long as Banca del Gottardo satisfactorily performs its obligations hereunder the Company shall not without the consent of Banca del Gottardo appoint any other Conversion Agent or pay any other bank any commission or remuneration for the conversion of the Convertible Notes or coupons..

The Company will indemnify and hold harmless the Conversion Agent against any losses, liabilities, costs, claims, actions or demands which it may incur or which may be made against it as a result of or in connection with its appointment or the exercise of its powers and duties under this Agreement other than those based upon or arising out of the negligence of willful misconduct on the part of the Conversion Agent or any of its employees.

Each Convertible Note, if printed, and all unmatured coupons attached thereto, submitted for conversion to the Conversion Agent (a “Converted Note”) shall be imprinted or stamped by the Conversion Agent with a legend to the effect that such Convertible Note or coupon has been converted. All Converted Notes and coupons shall be held by Banca del Gottardo for the account of the Company. Banca del Gottardo shall maintain a record of Convertible Notes and coupons converted.

The Conversion Agent undertakes to:

(a)	make available to Noteholders the Conversion Notice in such form as may from time to time be agreed by the Company and the Conversion Agent;

(b)	upon receipt of a Conversion Notice from a Noteholder:

(i)	verify that (A) the Conversion Notice has been duly completed and signed by or on behalf of the Noteholder named therein, (B) the Conversion Notice is accompanied by all Notes, if printed, to which it relates and all unmatured coupons appertaining to such Notes and/or an amount equal to the face value of any missing unmatured coupons and (C) the amount of any stamp or other taxes payable by the Noteholder has been paid; and

(ii)	endorse the Conversion Notice;

(c)	imprint or stamp all Notes, if printed, submitted to it for conversion, and all unmatured coupons attached thereto; and

(d)	dispatch within two business days after satisfaction by the Noteholder of all conditions precedent to the conversion to the relevant tax authorities, payment in respect of any stamp or other taxes payable on the conversion, in accordance with the laws of Switzerland.

The Conversion Agent shall promptly, upon the later of the date of receipt of the Conversion Notice and the satisfaction of all other conditions precedent to the conversion stated above, endorse the Conversion Notice and notify the Company by facsimile, telex or cable of (a) the principal amount and serial numbers of the Notes deposited for conversion, (b) the number of Shares issuable upon conversion of such Notes and (c) the name and address of each person (the “Shareholder”) to whom such Shares are to be issued. Such conversion shall become effective at the close of business on the date (the “Conversion Date”) on which the Company shall have received at its principal executive offices, during normal business hours, from the Conversion

Agent a telex or cable notification. If such facsimile, telex or cable notification is received after the close of business on such date, the Conversion Date will be the immediately following business day. At such Conversion Date the rights of the holder (other than the Company) of a Note shall cease and the Shareholder shall be deemed to have become the holder of such Shares.

The Company covenants that:

(a)	so long as any Notes are outstanding, it shall keep available authorized shares of Common Stock sufficient to permit all Notes outstanding and unconverted to be converted in accordance with these Conversion Provisions;

(b)	all shares of Common Stock delivered upon conversion of Notes as provided herein will be validly issued as fully-paid and non-assessable;

(8)(1)	Forced Conversion

Banca del Gottardo and any holders of the Notes will be forced to convert all, but not less than all of the Principal Amount at the Conversion Price, if the closing Price of the common shares on the NASDAQ is greater than USD 3.40 for two consecutive trading days (the “Forced Conversion Event”). The Company will not be required to issue fractional common shares upon forced conversion of the Principal Amount or, at the option of the Company, interest thereon.

(8)(2)	Restriction

Banca del Gottardo is aware that any shares acquired upon conversion or forced conversion pursuant hereto before July 28, 2002 will be subject to a hold period and will not be able to be traded on or through the facilities of The Toronto Stock Exchange or otherwise in Canada until July 28, 2002.

The Company will, upon the occurrence of the Forced Conversion Event, give written notice to Banca del Gottardo that the Forced Conversion Event has occurred. Such notice will specify the date for forced conversion (the “Forced Conversion Date”), which will not be more than five (5) days after the Forced Conversion Event has occurred. On the Forced Conversion Date, Banca del Gottardo will be deemed to have surrendered the Notes for conversion and, as of such date, to have subscribed for and will be entitled to be issued, as fully paid and non-assessable, the whole number of common shares of the Company into which the Principal Amount has been converted. On the later of the Forced Conversion Date and the day on which the Notes are actually surrendered by delivery to the Company, the Company will deliver to

Banca del Gottardo a single certificate in definitive form representing the whole number of common shares into which the Principal Amount has been converted.

The Company agrees that if it files a registration statement with the US Securities and Exchange Commission following the Closing Date it will provide piggyback rights and include for registration the common shares of the Company issuable pursuant to the conversion of the Notes.

(9)	Events of Default

Banca del Gottardo as regards all Notes or Holders having 10% or more of the aggregate principal amount of all Notes outstanding shall have the right to declare by notice to the Company the Notes held by such Holder, plus accrued interest, to be due and payable if any of the following events of default shall occur:

(a)	default in the payment of principal, or, for a period of 15 days after due and payable, in the payment of interest on any Note; or

(b)	default in the performance or observance in any material respect of any covenant or agreement of the Company in the Notes if such default continues for a period of 30 days after notice thereof has been given by Banca del Gottardo to the Company; or

(c)	a default shall occur under any evidence of indebtedness for money borrowed by the Company or under any instrument under which there may be issued or by which there may be secured or guaranteed any indebtedness for money borrowed by the Company, which default involves the failure to pay when due (after any applicable grace period and subject to any extension or postponement of such maturity), or results in the acceleration of, indebtedness in an amount in excess of USD 500’000.— without such indebtedness having been discharged or such default or acceleration having been waived, rescinded or annulled, within a period of 30 days after notice thereof shall have been given by Banca del Gottardo to the Company; or

(d)	the entry of a decree or order in respect of the Company in an involuntary case under any bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, trustee or other similar official of the Company or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 45 consecutive days; or

(e)	the Company shall commence a voluntary case under any bankruptcy, insolvency or other similar law, or consent to the appointment of or taking possession by a receiver, liquidator, trustee or other similar official, of the Company or for any substantial part of its property, or the making by it of a general assignment for the benefit of creditors, or if it shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing; or

(f)	if the Company shall merge or consolidate, or sell or convey all or substantially all of its assets to, any other corporation, unless (i) the Company is the surviving corporation, or (ii) the surviving or transferee corporation expressly assumes all obligations of the Company under the Notes by supplemental agreement, reasonably satisfactory to Banca del Gottardo and the Company, or (iii) the Company or the surviving or transferee corporation irrevocably deposits in trust with Banca del Gottardo, money or U.S. government obligations sufficient to pay principal and interest on the Notes to maturity.

Upon the occurrence of an event of default, the Company shall promptly give notice thereof to Banca del Gottardo which shall publish such notice of default in accordance with Section 10 hereof. Banca del Gottardo shall in relation to any event of default have no other obligation than the publication of such event of default.

The principal amount of all Notes declared to be due and payable plus accrued interest thereon shall become due and payable 15 days after notice to the Company by Banca del Gottardo or by each Holder of such event of default; provided, however, that such declaration shall be rescinded if, within 15 days of such notice, such event of default shall have been remedied by payment, in the case of a payment default, or in a manner reasonably satisfactory to Banca del Gottardo.

(10)	Notices and Publications

All notices to the Holders shall be deemed to have been duly given if communicated to Banca del Gottardo, which will inform accordingly the Noteholders. All notices to the Company by any Holder shall be deemed to have been duly given if sent by fax to the principal office of the Company to the attention of Troy Bullock, V.P. Finance, of the Company.

(11)	Replacement of Notes or Coupons

If any Note or Coupon, if printed, is defaced, mutilated, destroyed, stolen or lost, it may be renewed or replaced at the head office of Banca del Gottardo in Lugano, Switzerland on payment of such costs as may be incurred in connection therewith and on presentation of such evidence and indemnity as Banca del Gottardo may require. Defaced or mutilated Notes or Coupons must be surrendered before replacements may be issued.

(12)	Applicable Law and Jurisdiction

The terms, conditions and form of the Notes and coupons (the English language version of which shall govern) shall be governed by and construed in accordance with Swiss law, with the exception of Section 7 which shall be governed by the laws of the Province of British Columbia and the laws of Canada applicable therein.

Any action or proceedings against the Company relating to the Notes may be brought and enforced in the ordinary courts of the Canton of Ticino, venue being in the City of Lugano, or, if such courts fail to grant jurisdiction in the ordinary courts of the Canton of Basle-City, venue being in Basle, and the Company hereby irrevocably submits to the jurisdiction of such courts in respect of any such action or proceeding, with the right to appeal, as provided by law, to the Swiss Federal Court in Lausanne, the judgment of which shall be final. Solely for that purpose, the Company hereby elects legal and special domicile at the office of Banca del Gottardo, Viale Stefano Franscini 8, 6901 Lugano, Switzerland. Banca del Gottardo shall notify the Company promptly upon receipt of any notice by it in its capacity as the Company’s agent for service of process. The Company covenants that so long as any Notes are outstanding it will maintain an agent for service of process in Switzerland. The aforementioned jurisdiction shall also be valid for the cancellation and replacement of lost, stolen, defaced, mutilated or destroyed Notes and coupons. Payment effected to a holder of Notes who has been identified as the legitimate holder of a Note or coupon by a final judgment of a Swiss court shall release the Company from its payment obligations under such Note or coupon.

      ANNEX B

(to be typed on security paper)

PERMANENT GLOBAL NOTE

ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OR TO, OR FOR THE BENEFIT OF, ANY U.S. PERSON (AS SUCH TERMS ARE DEFINED IN REGULATION S UNDER THE SECURITIES ACT) UNLESS THIS NOTE IS REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IS AVAILABLE.

Norsat International Inc.

USD 2’000’000.—

8% Notes due March 31, 2007

Convertible into shares
of Common Stock of the Company

This Permanent Global Note without interest coupons is a Permanent Global Note in respect of a duly authorized issue of 8% Notes due March 31, 2007 (the “Notes”) of Norsat International Inc (the “Company”), a corporation duly organized and existing under the laws of the Province of British Columbia, in the principal amount of two million US Dollars and issued pursuant to a Note Purchase, Paying and Conversion Agency Agreement (the “Agreement”) dated as of March, 28 2002 between the Company of the first part and Banca del Gottardo of the second part.

Subject to the provisions of the Agreement, Norsat International Inc., for value received, hereby promises to pay to the holder of this Permanent Global Note, payable upon presentation and surrender hereof, the amount of U.S. Dollars 2’000’000.— (USD Two Million) and interest thereon at 8% per annum, in accordance with the Terms of the Notes set forth in Annex A of the Agreement.

Each holder of Notes retains a co-ownership in this Permanent Global Note to the extent of his claims against the Company. The decision, if and when the definitive Notes with Coupons attached are to be printed, is at the sole discretion of Banca del Gottardo. An exchange of this Permanent Global Note prior to the complete redemption of the issue can only be effected against the definitive Notes with Coupons attached.

If definitive Notes are printed, this Permanent Global Note is exchangeable for the definitive Notes in accordance with this Agreement. Unless and until so exchanged, Banca del Gottardo, on behalf of the holders of the Notes, as the bearer of this Permanent Global Note shall enjoy the benefit of and be subject to the Agreement (including the Terms of the Notes).

The Terms of the Notes set forth in Annex A of the Agreement are hereby incorporated by reference herein mutatis mutandis and, except as otherwise provided herein, shall be binding on the Company and the holder hereof as if fully set forth herein. Except as otherwise provided herein, the Company shall make all payments hereunder as and when provided in the Terms of the Notes and shall be bound by all its covenants set forth therein.

This Permanent Global Note shall be governed by and construed in accordance with the laws of Switzerland.

IN WITNESS WHEREOF, the Company has caused this Permanent Global Note to be duly executed under its corporate seal as of March 28, 2002.

Dated: March 28, 2002

Swiss Security no.:1’397’650 ISIN: CH0013976508
NORSAT INTERNATIONAL INC.

By:

This Permanent Global Note shall not become valid for any purpose until this Permanent Global Note has been authenticated by any two officers of Banca del Gottardo.

By:		By:
	Authorized Officer		Authorized Officer

CONVERSION AGENCY AGREEMENT

This agreement is entered into effective as of April 5, 2002, between Norsat International Inc., a corporation existing under the laws of the Province of British Columbia, Canada, with principal offices at 300-4401 Still Creek Drive, Burnaby, B.C. V5C 6G9 (the “Company”) of the first part and BANCA DEL GOTTARDO, a Swiss corporation with principal offices at Viale Stefano Franscini 8, 6901 Lugano, Switzerland (“Banca del Gottardo”) of the second part.

The present agreement is to be considered an integral part of the “Note Purchase, Paying and Conversion Agency Agreement” entered into between the Company and Banca del Gottardo on March 28, 2002 (the “Agreement”). It is available for inspection at the Head Office in Lugano of Banca del Gottardo.

Premises

As authorized by its Board of Directors March 26, 2002 and pursuant to the Agreement, the Company proposes to make an offer on the Swiss capital market for the sale of its convertible notes (the “Convertible Notes”). The Convertible Notes will be convertible into shares (the “Shares”) of the Common Stock of the Company (the “Common Stock”), on the terms and conditions provided hereafter. The Board of Directors of the Company has approved this agreement as regards the conversion of the Notes and has authorized the conversion of the Convertible Notes into the Common Stock of the Company on the terms and conditions hereof.

These provisions relates to the conversion of the USD 2’000’000.— 8% Convertible Notes due March 31, 2007 of the Company into shares of the common stock of the Company. Unless otherwise defined herein, the terms used herein have the meanings ascribed to them in the Note Purchase, Paying and Conversion Agency Agreement dated as of March 28, 2002, between the Company and Banca del Gottardo.

Article 1. Conversion Agent
As described in point 6 of Annex A to the Agreement, the Company appoints Banca del Gottardo, acting through its head office in Lugano, Switzerland, as sole Conversion Agent (the “Conversion Agent”) for the conversion of Notes or coupons into Shares. So long as any Notes are outstanding, the Company shall maintain a stock transfer agent (the “Stock Transfer Agent”) or shall itself perform the functions required of such agent under this agreement.

Article 2. Conversion Right

2.1	Subject to and upon compliance with these Conversion Provisions, the holder of any Note (a “Noteholder”) will have the right at any time on and after March 28, 2002 up to the close of business of banks in Lugano on March 20, 2007 to convert USD 10’000.— (the Conversion Amount) of one Note or more Notes into initially 5’882 shares of common stock of the Company, calculated as to each conversion to the greatest number of full Shares, disregarding fractions, at a price of initially USD 1.70 per share, such price being subject to adjustment in certain instances (as so adjusted from time to time, the “Conversion Price”). Fractions of a share will not be issued on conversion; provided, however, that if a Noteholder at any one time delivers more than one Note for conversion, the number of Shares issued shall be calculated on the basis of the aggregate principal amount of the Notes so delivered. A cash adjustment shall be paid in respect of any fractional Share which would otherwise be issuable upon conversion of any Note in an amount based upon the market price of the Common Stock on the last trading day prior to the date of conversion.

2.2.	In order to exercise the right of conversion, a Noteholder shall (a) deliver the Note or Notes to be converted during normal business hours, accompanied by the conversion notice in the form obtainable from the Conversion Agent (the “Conversion Notice”) to the Conversion Agent and (b) pay to the Conversion Agent any stamp or other taxes that may be payable in Switzerland on such conversion. Each Note, if printed, delivered for conversion must be delivered with all unmatured coupons attached and/or with an amount equal to the face value of any missing, unmatured coupons. Such missing, unmatured coupons shall be paid by Banca del Gottardo upon subsequent presentation thereof, provided they shall not have become barred pursuant to Art. 127 et seq. of the Code of Obligations (five years after their due date).

Article 3. Adjustment of the Conversion Price

3.1.	Whenever the Conversion Price is adjusted as described in point 8 of the Terms of the Convertible Notes in the Agreement (the “Adjustment Price Provisions”), the Company shall promptly send to Banca del Gottardo a certificate of the Company setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment and the date on which it becomes effective. The contents of any certificate required by this Section may be transmitted by fax, but shall be confirmed in writing as hereinbefore provided. Banca del Gottardo may rely upon such certificate (or such transmission by fax, whether or not so confirmed) as conclusive evidence of the correctness of the adjustment referred to therein.

3.2.	Anything in the Adjustment Price Provisions to the contrary notwithstanding, the Company shall be entitled, but shall not be required, to make such reductions in the Conversion Price in addition to those required by the Adjustment Price Provisions as it, in its discretion, shall determine to be advisable.

3.3.	In any case in which an adjustment shall be required to be made retroactively immediately following a record date, the Company shall as promptly as practicable issue to the holder of any Note converted after such record date the shares of Common Stock and other common stock of the Company issuable on such conversion in excess of the shares of Common Stock and other common stock of the Company issuable on such conversion on the basis of the Conversion Price prior to such adjustment.

Article 4. Notices

4.1.	In the event that:

(a)	the Company shall authorize the issuance to all holders of shares of Common Stock of rights, options to subscribe for or purchase any shares of Common Stock or any securities convertible into shares of Common Stock, or of any other subscription rights;

(b)	the Company shall authorize the distribution to all holders of shares of Common Stock of evidences of its indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends payable in Common Stock);

(c)	there shall be any consolidation or merger to which the Company is a party and for which approval of any shareholders of the Company is required, or there shall be the conveyance or transfer of all or substantially all of the properties and assets of the Company, or there shall be any reorganization or reclassification or change of outstanding Common Stock issuable upon the exercise of conversion rights hereunder (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination);

(d)	there shall be voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

(e)	the Company proposes to take any action which would require an adjustment of the Conversion Price pursuant to the Adjustment Price Provisions;

then the Company shall, at least 10 days prior to the applicable record date, provide written notice of such event to Banca del Gottardo stating (x) the record date in Canada as of which the holders of record of shares of Common Stock to be entitled to receive any such rights, warrants, or distributions are to be determined, or (y) the date in Canada on which such reorganization, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of record of the shares of Common Stock shall be entitled to vote upon, and, if approved, to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up.

4.2	If the event described in the notice given pursuant to this article will result in an adjustment of the Conversion Price, such notice shall also state the new Conversion Price unless the Conversion Price cannot be calculated at the time such notice is given.

4.3	The failure to give or publish the notice required by this article or any defect therein shall not affect the legality or validity of the proceedings referred to above in this article.

Article 5

So long as any of the Convertible Notes remain convertible, the Company shall not take any action which would result in an adjustment of the Conversion Price if, after giving effect thereto, the Conversion Price would be decreased to such an extent that the Shares could not be legally issued, under applicable law of the jurisdiction of incorporation of the Company then in effect, at such decreased Conversion Price as fully-paid and non-assessable Shares.

Article 6

The Conversion Agent shall not at any time be responsible to any Noteholder for determining whether any facts exist (a) which may require any adjustment of the Conversion Price, (b) with respect to the nature or extent of any such adjustment when made, (c) with respect to the method employed, or herein or in any supplemental agreement (if any) provided to be employed in making any such adjustment. The Conversion Agent makes no representation as to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities, property or cash, which may at any time be issued or delivered upon the conversion of any Convertible Note. The Conversion Agent shall not be responsible for any failure of the Company to make any cash payment or to issue, transfer or deliver any shares of stock or stock certificates or other securities or property upon the surrender of any Note for the purpose of conversion or to comply with any of the covenants of the Company contained in these Conversion Provisions.

Article 7

7.1.	In case of any consolidation of the Company with, or merger of the Company into, any other corporation (other than a consolidation or merger in which the Company is the continuing corporation), or in the case of any sale or transfer of all of the assets of the Company as an entirety or substantially as an entirety, the corporation formed by such consolidation or the corporation into which the Company shall have been merged or the corporation which shall have acquired such assets, as the case may be, shall execute with Banca del Gottardo a supplemental agreement which shall (a) provide that the holder of each Convertible Note then outstanding shall have the right to receive thereafter, during the period such Convertible Note shall be convertible, upon conversion of such Convertible Note, in lieu of each share of Common Stock deliverable on such conversion immediately prior to such event, only the kind and amount of shares and/or other securities and/or property and/or cash which are receivable, upon such consolidation, merger, sale or transfer and (b) set forth the Conversion Price for the shares and/or other securities and/or property and/or cash so issuable, which shall be an amount equal to the Conversion Price per share of Common Stock of the Company immediately prior to such event.

7.2.	In case of any reclassification or change of the shares of Common Stock issuable upon conversion of the Notes (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination) or in case of any consolidation or merger of another corporation into the Company in which the Company is the continuing corporation and in which the holders of the shares of Common Stock thereafter receive shares, other securities, property, cash or any combination thereof for such shares of Common Stock (including for this purpose shares reflecting a change in par value or from par value to no par value or as a result of a subdivision or combination of the shares of Common Stock), the Company shall execute with Banca del Gottardo a supplemental agreement which shall (a) provide that the holder of each Convertible Note then outstanding shall receive, upon conversion thereof, in lieu of each share of Common Stock of the Company deliverable upon such conversion immediately prior to such event, the kind and amount of shares and/or other securities and/or property and/or cash receivable upon such reclassification, change, consolidation or merger, and (b) set forth the Conversion Price for the shares and/or other securities and/or property and/or cash so issuable, which shall be an amount equal to the Conversion Price per share of Common Stock immediately prior to such event.

7.3.	If, as a result of Section 7.1 or Section 7.2, the holder of any Convertible Note thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of common stock of the Company, the Board of Directors (whose determination shall be conclusive) shall determine the allocation of the Conversion Price between or among shares of such classes of capital stock. Any supplemental agreement executed pursuant to Sections 7.1 and 7.2 shall provide for adjustments which shall be as nearly equivalent as practicable to the adjustments provided for herein, and, where appropriate, state the Conversion Price in terms of one full share of Common Stock or one full share of common stock of any successor or purchasing corporation. The terms of this Article 7 also shall apply to successive consolidations, mergers, sales or transfers. In the event that at any time as a result of an adjustment made pursuant to this Article 7 the holder of any Note thereafter surrendered for conversion shall become entitled to receive any shares or securities other than shares of Common Stock, thereafter the prices or price of such other shares or other securities so receivable on conversion of any Convertible Note shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in the Adjustment Price Provisions and accordingly.

7.4.	The Conversion Agent shall have no responsibility for any consolidation, merger, sale or transfer, the form or substance or any plan relating thereto or the consequences thereof to any Noteholder.

The Conversion Agent shall have no responsibility to determine the correctness of any provision contained in any supplemental agreement relating either to the kind or amount of shares of stock or securities or property receivable by Noteholders upon the conversion of their Convertible Notes after any such consolidation, merger, sale or transfer, or to any adjustment made with respect thereto. Not withstanding any provision herein, in the event that there is an inconsistency or ambiguity in this article 7 with the terms contained in the Agreement, the provisions contained within the Agreement shall govern.

Article 8 Counterparts

This agreement may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the Company and Banca del Gottardo have caused this agreement to be signed and acknowledged by their officers authorized to do so, as of April 5, 2002 in Lugano and Burnaby, respectively.

NORSAT INTERNATIONAL INC.

By:

BANCA DEL GOTTARDO

By: